Exhibit 5.1

314.444.7600 (phone) 314.241.6056 (fax) www.lewisrice.com	Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

June 29, 2011

The Board of Directors
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenville, New York 12302

Re: TrustCo Bank Corp NY

Gentlemen:

We have acted as counsel to TrustCo Bank Corp NY, a New York corporation (the “Company”), in connection with the preparation of a Prospectus Supplement dated June 29, 2011 (the “Prospectus Supplement”) to the Prospectus dated June 3, 2011 (together with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company, pursuant to the Underwriting Agreement dated June 29, 2011 (the “Underwriting Agreement”), between the Company and Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein, of 13,600,000 shares of the Company’s common stock, $1.00 par value per share, plus up to an additional 2,040,000 shares of common stock that may be issued pursuant to an over-allotment option granted to the underwriters (collectively, the “Shares”).  The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-174331) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on June 3, 2011. This opinion letter is being furnished to the Company in accordance with the requirements of Item 6 of Form S-3 and Item 601(b)(5) under Regulation S-K of the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the securities covered by the Registration Statement and the Shares; and (iv) the Registration Statement and Prospectus.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the legal capacity of natural persons who are signatories to the documents examined by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the legal power and authority of all persons (other than officers of the Company) signing on behalf of the parties to all documents.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Underwriting Agreement, will upon such issuance and sale, be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Sincerely,

LEWIS, RICE & FINGERSH, L.C.

/s/ Lewis, Rice & Fingersh, L.C.